
------                                                                                                    OMB APPROVAL
FORM 4                                                                                           OMB Number           3235-0287
------                                                                                           Expires:    September 30, 1998
                                                                                                 Estimated average burden
                                                                                                 hours per response. . .    0.5

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   HOWLE            C.              TYCHO            HARBINGER CORPORATION (HRBC)                 Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  1277 LENOX PARK BOULEVARD                       Number of Reporting        Month/Year          X  Officer (give    Other (specify
---------------------------------------------     Person, Voluntary             6/98            ----        title ---       below)
                 (Street)                                                 ------------------                below)
  ATLANTA          GEORGIA           30319                                5. If Amendment,          CHAIRMAN OF THE BOARD
---------------------------------------------                                Date of Original --------------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-     7.  Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      6/17/98     G              4,500      D      N/A         1,158,124(1)         D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      6/17/98     G              4,500      D      N/A           159,900(1)         I*        BY FAMILY
                                                                                                                           LIMITED
                                                                                                                         PARTNERSHIP
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                  71,450(1)         I*         BY WIFE
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                  21,585(1)         I*      BY DAUGHTERS
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                 112,500(1)         I*          TRUST
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one reporting person, see Instruction 4(b)(v).


                                                      (Print or Type Response)                                      SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) ON MAY 1, 1998, THE COMPANY DECLARED A 3-FOR-2 STOCK SPLIT AND THE SHARES HAVE BEEN ADJUSTED TO REFLECT THE STOCK SPLIT.

*MR. HOWLE DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING
 PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES FOR PURPOSES OF SECTION 16 OR ANY OTHER PURPOSE.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.                                                                    /s/ John C. Yates            July 10, 1998
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                   ---------------------------------------  -------------
                                                                                  **Signature of Reporting Person           Date
                                                                              John C. Yates, Esq. As Attorney-In-Fact
                                                                                          for C. Tycho Howle

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB Number.                             SEC 1474 (7/96)